               MATERIAL PROVISIONS OF THE
            HERITAGE BANCSHARES, INC. EMPLOYEES'
              NON-QUALIFIED STOCK OPTION PLAN

General

         The Non-Qualified Plan was adopted by the Board of Directors of Heritage on October 15, 1986, and approved by a majority vote of its shareholders at Heritage's annual meeting in March, 1987. The Incentive Plan was adopted by the Board of Directors of Heritage on November 10, 1983 as amended and restated on October 15, 1986, and approved by a majority vote of its shareholders at Heritage's annual meeting in March, 1987. The purposes of the Plans were to secure to Heritage and its shareholders the advantages of the incentive inherent in stock ownership by its employees and to provide them with a proprietary interest in and a greater concern for the welfare of Heritage and an incentive to continue their employment with Heritage. In conjunction with the acquisition of Heritage, the Company agreed to assume the outstanding options granted pursuant to the Plans in order to maintain these advantages of ownership by the employees.

         Pursuant to Section 3.12 of the Acquisition
Agreement, the Plans were terminated and the Company assumed the rights and obligations of Heritage under each then existing and outstanding option to purchase shares of Heritage granted pursuant to such Plans ("Existing Options"). As a result of the assumption by the Company of the Existing Options, each holder of an Existing Option is entitled to acquire the largest whole number of shares of Common Stock determined by multiplying the number of shares of common stock of Heritage covered by each Existing Option existing immediately prior to the closing of the merger by
2.921 (the merger exchange ratio) at a price per share equal to the price per share then specified in such Existing Option divided by 2.921. The number of shares and option prices are both subject to appropriate adjustment in the event of any stock dividend, split up or other recapitalization.

         The Existing Options assumed by the Company and for which options to purchase Company Common Stock have been substituted (the "Options") were issued pursuant to the

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Incentive Plan and the Non-qualified Plan. The Incentive
Plan provided for the granting of options intended to qualify as incentive stock options ("Incentive Options") within the meaning of Internal Revenue Code (Section Symbol) 422(A) (b). The Non-qualified Plan provided for the granting of options not intended to so qualify ("Non-qualified Options").
Unless specified otherwise, the description in this Prospectus relates to both the Incentive and the Non-qualified Plan.

              A maximum of 360,762 shares of the Company's Common
Stock (subject to adjustment for stock dividends or other recapitalizations) are available for issue upon the exercise of the options and no additional options will be granted pursuant to the Plans. The shares will be issued out of authorized and unissued shares of Common Stock of the Company or transferred from available treasury stock.

              The Plans are not subject to any provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), nor is it subject to Section 401 of the Internal Revenue
Code of 1986, as amended (the "Code").

              A summary of the more important provisions of the Plans is set forth below. This summary does not purport to be complete and reference to the full text of the Plans should be made for further information. Copies of the Plans will be made available to holders of options under the Plans upon written request addressed to Edward B. Grimball, Corporate Secretary, Bank South Corporation, 55 Marietta Street, N.W., Atlanta, Georgia 30303.

Administration

              Pursuant to the Acquisition Agreement, the Company has assumed the responsibility for administering the Plans. The Plans are administered by the Compensation
Committee of the Board of Directors of the Company (the "Committee"). The Committee is bound to follow the terms and conditions of each of the Plans. The members of the Committee are appointed by and serve at the pleasure of the Board of Directors of the Company. All decisions and determinations of the Committee in the administration of the Plan and on all questions concerning the Plan are final and conclusive.

              The present members of the Committee and their positions with the Company and addresses are:

    Name               Position     Address

Rawson Haverty,        Director     Haverty Furniture
  Chairman                            Companies, Inc.
                                    P.O. Box 54678
                                    Civic Center Station
                                    Atlanta, Georgia 30308

Lynn H. Johnston       Director     Life Insurance
                                      Company of Georgia
                                    Life of Georgia Corporate
                                      Center
                                    P.O. Box 105006
                                    Atlanta, Georgia 30348-5006

Gene W. Milner         Director     The Milner Companies
                                    3333 Peachtree Street
                                    Suite 310
                                    East Tower
                                    Atlanta, Georgia 30328

Eligibility and Participation

         Employees of Heritage and each of its subsidiaries (corporations at least 50% of the voting capital stock of which was owned directly or indirectly by Heritage and subsidiaries of such corporations) were eligible for grants of options under the Plans. Recipients under the Plans were selected in the discretion of the committee administering the Plan (the "Heritage Committee"), taking into account such factors as the nature of services rendered by the employee, the employee's potential contribution to the long-term success of the Company and such other factors as the committee deemed relevant. On November 19, 1987, a total of 11 employees were participating in the Non-Qualified Plan and 3 employees were participating in the Incentive Plan. Because the Plans were terminated pursuant to the Acquisi-tion Agreement, no additional options will be granted pursuant to the Plans.

Terms of Grant and Exercise of Stock Options

         The Plans provide for both incentive stock options ("Incentive Options"), as defined in Section 422A of the Code, and nonqualified options ("Nonqualified Options").
The Heritage Committee determined the type of option granted. The following information relates to both types of options unless otherwise specified.

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

         General. All options were granted in quantities determined at the discretion of the Heritage Committee.
Full payment of the option price has to be made when an option is exercised. The purchase price may be paid in cash or in such other form as the Committee may approve, including shares of Common Stock valued at their fair market value on the date of exercise. The proceeds received by the Company from the sales of the shares under the Plans will be used for general corporate purposes.

         Options granted under the Plans will be exer-cisable, in whole or in part, by the option holder upon such terms and conditions as may be determined by the Committee; provided that options will not be exercisable later than 10 years from the date of grant, except in the case of certain Incentive Options. See "Additional Requirements for Incen-tive Options."

         Options may be exercised only while the option holder is an employee of the Company or one of its subsi-diaries or during one of the following periods: (i) the three month period following the date on which option holder ceases to be an employee of the company if the option holder's employment with the company was terminated other than voluntarily or for cause as defined in the Plan; (ii) the three month period following retirement under any retirement plan of the Company; and (iii) the one year period following the date on which the option holder ceases to be an employee of the Company if the option holder has a total and permanent disability. Provided, however, that options may be exercised during such periods only if the remaining term for exercise includes such periods.

         Additional Requirements for Incentive Options.   The
Incentive Plan established additional terms for Incentive Options which, if the conditions are met, will qualify for favorable tax treatment under Section 422A of the Code. See "Description of the Stock Option Plan - Federal Income Tax Effects." For Incentive Options granted prior to January 1, 1987, an option holder may exercise his or her Incentive Options only in the order in which granted and the aggregate Fair Market Value of Common Stock subject to such options granted in any calendar year may not exceed $100,000 (or such larger amount as may be permitted under applicable law).

         Further, if an Incentive Option was granted to an employee of the Company who owns 10 percent or more of the combined voting power of all shares of stock of the Company, the option price per share must be at least 110 percent of



                                     -10-

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the Fair Market Value of a share of Common Stock on the date of grant and the option may be exercisable for only five years.

Assignment of Interest

         Holders of options may not sell, assign, transfer or hypothecate their rights thereunder to any person, except in the event of the death of the holder in which case the rights granted may be transferred by will or by the laws of descent and distribution. To the extent permitted by law, a holder's rights shall not be subject to liens or claims against him.

Voting of Stock

         A holder of an option will have no voting or other rights in any shares of the Common Stock that are subject to the option until such shares have been issued and delivered to the holder pursuant to the exercise of such option. Neither will the grant of any right pursuant to either of the Plans confer upon any recipient thereof any rights of employment with the Company or affect the right of the Com-pany to terminate the employment of the holder at any time.

Adjustment of Shares

         The Committee may in its discretion adjust the number of shares subject to stock options under the Plans, the purchase price per share and the aggregate number of shares available for issue under the Plans in the event of any stock dividend issued by the Company, recapitalization of the Company's capital structure or exchange of the out-standing shares of Common Stock for shares of another class or company.

Outstanding Stock Options

         The following outstanding options were issued pursuant to the Incentive Plan on the date and for the price stated below.

                             Original                       Converted
                   Heritage Common Stock Amounts    Company Common Stock Amounts

                       Number of                    Number of
      Date              Shares    Option Price        Shares     Option Price

March 14, 1984          3,000       $30.00            8,763         $10.27


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

         The following outstanding options were issued pursuant to the Non-Qualified Plan on the date and for the price stated below.


                             Original                       Converted
                  Heritage Common Stock Amounts    Company Common Stock Amounts

                    Number of                              Number of
      Date           Shares              Option Price        Shares        Option Price
March 14, 1984          6,666               $ 33.00           19,472        $ 11.30

March 14, 1984         43,000               $ 14.00          125,603        $  4.79

October 15, 1986       31,920               $ 30.00           93,238        $ 10.27

October 15, 1986       32,920               $ 32.50           96,160        $ 11.13

April 15, 1987          6,000               $ 35.00           17,526        $ 11.98

                                                               8,763
                                                              ------
                                                             360,762

Expenses

        The Company pays the administrative costs of the Plans, including the expenses of the Committee, all costs of registering the shares of Common Stock under the Plans with the Securities and Exchange Commission, and issuing and delivering the shares subject to the Plans.

Federal Income Tax Effects

        Nonqualified Options. An Optionee did not realize taxable income when a Nonqualified Option was granted to him. Upon the exercise of a Nonqualified Option, however, the Optionee will recognize income to the extent that the fair market value of the Common Stock on the date the Nonqualified Option is exercised exceeds the option price. Any such gain is taxed in the same manner as ordinary income in the year the Nonqualified Option is exercised. Any gain recognized upon the disposition of the shares of stock obtained by exercise of a Nonqualified Option will be taxed in the same manner as capital gain income. The capital gain tax rates are currently the same as the ordinary income tax rates.

        The Company did not experience any tax consequences upon the grant of a Nonqualified Option, but will be entitled to take an income tax deduction equal to the amount the Optionee includes in income (if any) when the Option is exercised.



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

        Incentive Stock Options. An Optionee will not realize taxable income from the grant or exercise of an Incentive Stock Option. However, upon disposition of the shares of stock obtained through the exercise of an Incentive Stock Option, the Optionee will be taxed on the gain, if any, on the shares of stock. The amount of gain which the Optionee must recognize is equal to the amount by which the value of the common stock on the date of sale exceeds the option price. Any such gain will be taxed in the same manner as capital gain income. The capital gain tax rates are currently the same as the ordinary income tax rates.

        To qualify for the special tax treatment afforded Incentive Stock Options, the Optionee must hold the common stock obtained upon exercise of the Incentive Stock Option for at least two years from the date the option was granted. If the Optionee sells the stock before the two year holding period expires, the Optionee must recognize income equal to the lesser of the amount by which the fair market value of the stock exceeds the Option price, or the amount by which the amount realized on the disposition exceeds the Option price. The Optionee must hold the common stock obtained upon the exercise of the Incentive Stock Option for at least one year in order for the recognized gain to be taxed in the same manner as capital gain income.

        If the Optionee holds the Common Stock for at least two years from the date of exercise of the option, the Company will not be entitled to any income tax deduction as a result of the issuance of the shares pursuant to the exercise of an Incentive Stock Option. However, if the optionee sells the shares before the two-year holding period is met, the Company will be entitled to take an income tax deduction equal to the amount of income recognized by the Optionee as a result of the sale.

Restrictions on Resale

        Persons who are not affiliates of the Company may resell stock acquired upon exercise of options issued under the Plans without compliance with the requirements of Rule
144. Resales of such stock by persons who may be considered "affiliates" of the Company, which may include directors and ten percent shareholders of the Company, may be sold only in compliance with all of the provisions of Rule 144 other than the two-year holding period requirement, or pursuant to a separate registration for the sale of such shares. In general, with respect to shares acquired by affiliates pur-suant to the Plans, under Rule 144 an affiliate (and persons whose shares are aggregated with such affiliate) is entitled to sell within any three-month period a number of shares (including shares received other than pursuant to the Plan) that does not exceed the greater of one percent of the then outstanding shares of the Company's Common Stock (approxi-mately 241,130 shares based on outstanding shares at October 31, 1987) or the average weekly trading volume in the over-the-counter market during the four full calendar weeks preceding the sale.

                               LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Kilpatrick &
Cody, Suite 3100, 100 Peachtree Street, Atlanta, Georgia
30043, counsel to the Company. Barry Phillips, a director of the Company, is a partner of Kilpatrick & Cody, and, as of November 18, 1987, partners and associates in that firm who worked on the registration statement for the shares offered hereby owned beneficially an aggregate of approxi-mately 12,062 shares of the Company's Common Stock.

                                  EXPERTS

        The financial statements of Bank South Corporation incorporated in this Prospectus and Registration Statement by reference to the Annual Report on Form lO-K of Bank South Corporation for the year ended December 31, 1986, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of Bank South
Corporation and subsidiaries for the two years ended
December 31, 1985, which are incorporated by reference in this Prospectus and Registration Statement, have been examined by Ernst & Whinney, independent accountants, as indicated in their report thereon which is included in the Annual Report on Form lO-K for the year ended December 31, 1986, as amended. The consolidated financial statements examined by Ernst & Whinney, have been incorporated herein by reference in reliance on their report given upon their authority as experts in accounting and auditing.


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